ARTICLES OF AMENDMENT
                                       TO
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            OSHKOSH TRUCK CORPORATION

1. Paragraph A of Article Third of the Corporation's Restated Articles of Incorporation is amended to read in its entirety as follows:

          A.   STOCK

          The total number of shares of stock which the corporation shall have the authority to issue is sixty-three million (63,000,000) shares itemized by classes as follows:

               1. Sixty-one million (61,000,000) shares of common stock, one cent ($.01) par value, divided into the following classes: (a) one million (1,000,000) shares of Class A Common Stock (the "Class A Common Stock"); and (b) sixty million (60,000,000) shares of Common Stock (the "Common Stock").

               2. Two million (2,000,000) shares of preferred stock, one cent ($.01) par value (the "Preferred Stock").

2. Paragraph AA of Article Third of the Corporation's Restated Articles of Incorporation is amended to read in its entirety as follows:

          AA.  STOCK

          The total number of shares of stock which the corporation shall have the authority to issue is sixty-three million (63,000,000) shares itemized by classes as follows:

               1. Sixty-one million (61,000,000) shares of common stock, one cent ($.01) par value, divided into the following classes: (a) one million (1,000,000) shares of Class A Common Stock (the "Class A Common Stock"); and (b) sixty million (60,000,000) shares of Common Stock (the "Common Stock") (the Class A Common Stock and the Common Stock are hereinafter collectively referred to as the "Common Shares").

               2. Two million (2,000,000) shares of preferred stock, one cent ($.01) par value (the "Preferred Stock").